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EXHIBIT 4.9

STOCK ISSUANCE AND RESTRICTION AGREEMENT

        THIS STOCK ISSUANCE AND RESTRICTION AGREEMENT (the "Agreement") is made between Woodlands Office Equities—'95 Limited (the "Holder") and Valentis, Inc., a Delaware corporation (the "Company"), as of September 4, 2003 (the "Effective Date").

RECITALS

        WHEREAS, pursuant to that certain Lease Termination Agreement, by and between the Holder and the Company, executed concurrently herewith (the "Lease Termination Agreement"), the Company and the Holder have agreed to enter into this Agreement.

        WHEREAS, the Company and the Holder desire to enter into this Agreement, under which the Company will issue the Shares (as defined below) to the Holder, and the Shares will be subject to a Repurchase Option (as defined below) and other related restrictions on disposition as set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

        Section 1:    Issuance of Stock; Delivery.

        (a)   Issuance of Stock. Subject to the terms and conditions of this Agreement, the Company hereby agrees to issue to the Holder 185,000 shares of the Company's Common Stock, par value $0.001, (the "Shares") in consideration of and subject to the Holder's execution concurrently herewith the Lease Termination Agreement. The issuance of the Shares shall occur at the principal office of the Company on the date of execution of this Agreement and the Lease Termination Agreement (the "Issuance Date").

        (b)   Delivery. On the Issuance Date, the Company shall deliver to the Holder a certificate representing the Shares against delivery by the Holder to the Company of the fully executed Lease Termination Agreement, which shall constitute payment therefor.

        Section 2:    Registration; Restrictions on Transfer

        (a)   Restrictions on Transfer. The Holder agrees that, subject to Section 2(b) of the Agreement, it will not offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Holder or by affiliate of the Holder), directly or indirectly, any of the Shares (any such action described in this subsection shall be referred to in this Agreement as a "Disposition") unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 2, provided and to the extent such Section is then applicable, and;

          (i)    There is then in effect a registration statement under the Securities act of 1933, as amended (the "Securities Act") covering such proposed Disposition and such Disposition is made in accordance with such registration statement; or

          (ii)   (A) The Holder shall have notified the Company of the proposed Disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed Disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require registration of such shares under the Securities Act.

        Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to its partners or former partners in accordance with partnership interests, provided the transferee will be subject to the terms of this Section 2 to the same extent as if he were an original Holder hereunder.

        (b)   Legends. Each certificate representing the Shares shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

        The legend relating to the Securities Act endorsed on a stock certificate pursuant to this Agreement shall be removed, and the Company shall issue a certificate without such legend to the holder of the Shares if such shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, or if such holder provides to the Company an opinion of counsel for such holder reasonably satisfactory to the Company to the effect that a public sale, transfer or assignment of such shares may be made without registration, qualification or legend. Upon removal of such legend, the provisions of Section 2(a) will no longer apply and the transferee of such Shares bearing no legend shall not be subject to Section 2(a). Notwithstanding any of the forgoing, in no event may the Holder effect a Disposition of any of the Shares which remain subject to the Repurchase Option (as defined below).

        Section 3:    Repurchase Option.

        (a)   Exercise of Repurchase Option. For a period of two (2) years following the Effective Date for so long as the Shares are subject to the Company's Repurchase Option (as defined below), the Company shall have an irrevocable, exclusive option, but not the obligation, to repurchase, for any reason or no reason, all or any portion of the Unreleased Shares (as defined below) from time to time (the "Repurchase Option") at the Repurchase Price (as defined below). The Company may exercise such Repurchase Option and, thereby, purchase all (or a portion of) the Unreleased Shares by delivering to the Holder in writing a notice of such exercise (the "Repurchase Notice") setting forth the number of Unreleased Shares as of the date of the Repurchase Notice which the Company wishes to repurchase and the aggregate Repurchase Price for such Unreleased Shares (the "Aggregate Repurchase Price"). Within fifteen (15) days of delivery by the Company of the Repurchase Notice, payment of the Aggregate Repurchase Price shall be made by check or wire transfer, against delivery of the Unreleased Shares to be repurchased at a place agreed upon between the parties and at the time of the scheduled closing therefor. Upon the payment of the Aggregate Repurchase Price, the Company shall become the legal and beneficial owner of the Unreleased Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unreleased Shares repurchased by the Company. In the event the Company fails to pay the Aggregate Repurchase Price set forth in the Repurchase Notice within the fifteen (15) day period as required by this Section 3(a), it is agreed that the Holder's sole and exclusive remedy for such failure shall be that the Company's Repurchase Option shall immediately lapse as to all Unreleased Shares, whether or not subject to the Repurchase Notice. The Repurchase Option set forth in this Section 3 may be assigned by the Company in whole or in part in its sole and unfettered discretion.

        (b)   Lapse of Repurchase Option. The Shares shall be released from the Company's Repurchase Option as follows:

  All of the Shares shall be subject to the Repurchase Option as of the Effective Date. Thirty-seven thousand (37,000) of the Shares shall be released from the Repurchase Option on the one-year anniversary of the Effective Date and thirty-seven thousand (37,000) of the Shares shall be released from the Repurchase Option on each of the dates that are 15-, 18- and 21-months following the Effective Date. On the two-year anniversary of the Effective Date, all of the Shares shall be released from the Repurchase Option.

        Any of the Shares which, from time to time, have not yet been released from the Repurchase Option are referred to herein as "Unreleased Shares."

        (c)   Repurchase Price. The price for any Shares repurchased under this Section 3 (the "Repurchase Price") shall be the greatest per share closing sales price of the Company's Common Stock on the date on which the Company delivers the Repurchase Notice, as reported on the Nasdaq Stock Market, the Nasdaq SmallCap Market or the over-the-counter bulletin board (or if such price is not available, then such other price as determined by the Company's Board of Directors); provided, however, if the per share price determined in accordance with the foregoing is not at least $9.00 or is greater than $18.00, then the "Repurchase Price" shall be $9.00 or $18.00, respectively.

        (d)   Legend. The share certificate evidencing the Shares shall be endorsed with the following legend (in addition to any legends required under this Agreement):

  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

        Section 4:    Representations and Warranties of the Holder.    The Holder hereby represents and warrants to the Company that as of the Effective Date:

        (a)   Holder Status. The Holder is a limited partnership duly organized and validly existing under the laws of the State of its organization with power and authority to own its properties and conduct its business. The Holder is not a "broker" or "dealer" as those terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is required to be registered with the Securities and Exchange Commission (the "SEC") pursuant to Section 15 of the Exchange Act.

        (b)   Authorization of Transaction. This Agreement has been duly authorized and delivered by the Holder. The Holder has full power and authority to enter into this Agreement. The Agreement, when executed and delivered by the Holder, will constitute valid and legally binding obligations of the Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies.

        (c)   Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Holder is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Holder is a party or by which it is bound or to which any of its assets is subject.

        (d)   Acquisition Entirely for Own Account. The Shares will be acquired for investment for the Holder's own account (or a trust account if such Holder is a nominee), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Holder has not been formed for the specific purpose of acquiring solely the Shares.

        (e)   Experience; Accredited Investor. The Holder has experience as an investor in securities of companies in the developmental stage and acknowledges that it can bear the economic risk of its investment in the Shares. The Holder, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with its purchase of the Shares. The Holder has the financial capacity to bear the risk of this investment. The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        (f)    Limitations on Dispositions. The Holder understands that the Shares are "restricted securities" under applicable United States federal and state securities laws and that, pursuant to these laws, the Holder must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Agreement and will transfer securities on the books of the Company only to the extent not inconsistent therewith.

        (g)   Information Provided. The Holder and its advisors, if any, have requested, received and considered all information contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002, and March 31, 2003, and the Company's definitive proxy statements for the Annual Meeting of Stockholders held on January 23, 2003, and the Special Meeting of Stockholders held on May 29, 2003, in each case as filed with the SEC and as amended to date and including the information and documents (other than exhibits) incorporated therein by reference (the "SEC Reports"). The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company concerning the Shares and the business, properties, operations, condition (financial or other), and results of operations of the Company. In connection with its decision to acquire the Shares, the Holder has relied solely upon the SEC Reports. The Holder understands that its investment in the Shares involves a high degree of risk.

        (h)   Company Reliance. The Holder understands that the Shares will be issued to the Holder in reliance on one or more exemptions from the registration requirements of the Securities Act, including, without limitation, Regulation D under the Securities Act, and exemptions from state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Shares.

        (i)    Absence of Approvals. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares.

        (j)    Absence of Reliance. The Holder acknowledges that, other than as expressly set forth in this Agreement, neither the Company nor its advisors have made, and the Holder has not relied upon, any representation or warranty as to the merits of an investment in the Shares or the income tax consequences to the Holder of the transactions contemplated by this Agreement.

        Section 5:    Representations and Warranties of the Company.

        (a)   Company Status. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware with power and authority (corporate and other) to own its properties and conduct its business as described in the SEC Reports; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

        (b)   Authorization of Shares. The Shares have been duly authorized and validly issued and, when the Shares have been delivered to Holder in accordance with this Agreement, such Shares will be fully paid and nonassessable. The Shares and all other outstanding shares of capital stock of the Company conform to the description thereof contained or incorporated in the SEC Reports; and the stockholders of the Company have no preemptive rights with respect to the Shares.

        (c)   Share Quotation. The Company's Common Stock has been approved for quotation on the Nasdaq SmallCap Market pursuant to an exception as described in the SEC Reports.

        (d)   Required Consents. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the issuance of the Shares, except such as have been obtained and made under the Securities Act and such as may be required under state securities laws.

        (e)   Authorization of Transaction. This Agreement has been duly authorized, executed and delivered by the Company. The Company has full power and authority to enter into this Agreement. The Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies.

        (f)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject.

        Section 6:    Registration Rights.

        (a)   Certain Definitions. For purposes of this Agreement:

          (i)    Registrable Securities. The term "Registrable Securities" means (i) the Shares acquired by the Holder under this Agreement and (ii) any Shares of the Company that may be issued as a dividend or other distribution (including shares of the Company's Common Stock issued in a subdivision and split of outstanding Company Common Stock with respect to, or in exchange for, the Shares); excluding, in all cases, Shares which: (i) are subject to the Repurchase Option; (ii) may be sold or have been sold pursuant to Rule 144 or similar exemption under the Securities Act; (iii) have been registered under the Securities Act other than pursuant to Section 6(b) and 6(c) of this Agreement; (iv) have been sold pursuant to a registration statement filed pursuant to this Agreement; and (v) have been sold or otherwise transferred by a person in a transaction, unless the Company consents in writing to the transfer of registration rights in such transaction. Only shares of the Company's Common Stock shall be Registrable Securities.

          (ii)   Form S-3. The term "Form S-3" means a Form S-3 registration statement under the 1933 Act, or any successor registration statement form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (iii)  Rule 415. The term "Rule 415" means Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

          (iv)  Notice of Resale. The term "Notice of Resale" means a written notice to the Company from a Holder of such Holder's present bona fide intention to sell, transfer or otherwise dispose of Registrable Securities pursuant to the Shelf Registration, as defined in Section 6(c) which specifies in reasonable detail the methods of distribution that will be used by the Holder in such proposed sale, transfer or other disposition of Registrable Securities (which methods of distribution must be described in the "Plan of Distribution" Section of the Shelf Registration.

        (b)   Piggyback Registrations. On or after September 20, 2004, the Company shall be obligated to notify the Holder in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. If the Holder desires to include in any such registration statement all or any part of the Registrable Securities held by it, it shall, within fifteen (15) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If the Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (i)    Underwriting. If the registration statement under which the Company gives notice under this Section 6(b) is for an underwritten offering, the Company shall so advise the Holder. In such event, the right of the Holder to be included in a registration pursuant to this Section 6(b) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. The Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holder; and third, to any shareholder of the Company (other than the Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by the Holder without the written consent of the Holder.

        (c)   Form S-3 Registration. On or after the second anniversary of the Effective Date, if the Company receives from the Holder a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder, the Company will, as soon as practicable, and consistent with the requirements of applicable law, prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities (the "Shelf Registration"). The Company shall use its commercially reasonable efforts to have such Shelf Registration declared effective as soon as practicable thereafter (with the objective, but not the obligation, of causing the Shelf Registration to be declared effective within sixty (60) days after it has been filed with the SEC) and to keep such Shelf Registration continuously effective under the Securities Act for up to one hundred eighty (180) days; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6(c): (i) if Form S-3 is not available for such offering by the Holder; (ii) if the Holder proposes to sell Registrable Securities of less than 100,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like); (iii) if the Company shall furnish to the Holder a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder under this Section 6(c); or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (i)    Timing and Manner of Sales. Any sale or other disposition of Registrable Securities pursuant to the Shelf Registration may be made only in accordance with Section 6(c)(v). In addition, any sale of Registrable Securities pursuant to a registration effected under this Section 6(c) may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the "Plan of Distribution" or similar section of the Shelf Registration.

          (ii)   No Underwritings. No sale of Registrable Securities under any registration statement pursuant to this Section 6(c) may be effected pursuant to any underwritten offering without the Company's prior written consent, which consent may be withheld by the Company in its sole and absolute discretion.

          (iii)  [Intentionally omitted.]

          (iv)  [Intentionally omitted.]

          (v)   Black-Out Rights. Before the Holder may make a sale of any Registrable Securities pursuant to the Shelf Registration, the Holder must first give the Company a Notice of Resale at least three (3) trading days prior to the date of such sale (and such date of sale shall not be included in such three (3) trading day period) that it intends to sell Registrable Securities within the next twenty (20) calendar days, and the Holder may only sell the Registrable Securities in accordance therewith. Notwithstanding the foregoing, the Company may deliver to the Holder at any time a certificate signed by the President, the Chief Financial Officer or any other executive officer of the Company stating that, in the sole judgment of the Company, it would be detrimental to the Company for a sale of Registrable Securities pursuant to the Shelf Registration to take place at such time (a "Blackout Certificate") (due for example (and without limitation), to the existence of a material development or potential material development involving the Company which the Company would be obligated to disclose in the prospectus contained in the Shelf Registration, which disclosure could, in the sole judgment of the Company, be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect on the Company or a party with whom the Company is then in negotiations or discussions or could reasonably be expected to have a material adverse effect on such negotiations or discussions), then, for a period of up to thirty (30) calendar days (a "Blackout Period") after the Company gives such Blackout Certificate to the Holder (with the exact length of such Blackout

  Period to be determined by the Company in its sole discretion so long as such Blackout Period does not exceed thirty (30) calendar days): (i) the Company shall have the right to defer, delay and postpone any sale of Registrable Securities under the Shelf Registration and the preparation and filing of any supplement or amendment to the registration statement (including without limitation the filing of any Exchange Act report to be incorporated by reference into such registration statement) for a Shelf Registration that the Company might otherwise be required to prepare, file and/or cause to become effective under this Section 6(c); and (ii) the Holder shall not be entitled to sell any Registrable Securities pursuant to the Shelf Registration; provided, however, that the Company may not deliver more that three (3) Blackout Certificates during the Registration Period; and provided, further, that (i) the Company may not, without the consent of the Holder, furnish Blackout Certificates to the Holder at such times as would prevent the Holder, pursuant to the foregoing provisions of this Section 6(c)(v), from being entitled to sell any Registrable Securities pursuant to the Shelf Registration for a period of more than sixty (60) consecutive days, and (ii) if the Company furnishes Blackout Certificates to the Holder so that it is prevented, pursuant to the foregoing provisions of this Section 6(c)(v), from being entitled to sell any Registrable Securities pursuant to the Shelf Registration for a period of sixty (60) consecutive days, then the Company may not furnish the Holder an additional Blackout Certificate for at least twenty (20) trading days after the expiration of such sixty (60) consecutive day period.

        (d)   Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations initiated pursuant to Section 6(b) and Section 6(c), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of up to $20,000 of one counsel for the Holder selected by Holder with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 6(c) if the registration request is subsequently withdrawn at the request of the Holder.

        (e)   Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall use its best efforts, as expeditiously as reasonably possible, to:

          (i)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

          (ii)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (iii)  Furnish to the Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Holder.

          (iv)  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (v)   Notify the Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (vi)  Furnish, at the request of the Holder, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holder requesting registration, addressed to the underwriters, if any, and to the Holder requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Holder requesting registration, addressed to the underwriters, if any, and to the Holder.

        (f)    Termination of Registration Rights. The Holder shall not be entitled to exercise any registration right provided for in this Section 6 after the earlier of (i) three (3) years following the Effective Date; (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Registrable Securities; or (iii) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any (x) consolidation with a wholly owned subsidiary of the Company and (y) merger effected exclusively for the purpose of changing the domicile of the Company), or a sale of all or substantially all of the assets of the Company, unless the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

        (g)   Delay of Registration. The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

        (h)   Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 6:

          (i)    To the extent permitted by law, the Company will indemnify and hold harmless the Holder, the partners, officers and directors of the Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse the Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided however, that the indemnity agreement contained in this Section 6(h)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (ii)   To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, and any underwriter and any other stockholder selling securities under such registration statement or any of such other stockholder's partners, directors or officers or any person who controls such stockholder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other stockholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and the Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other stockholder, or partner, officer, director or controlling person of stockholder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 6(h)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 6(h) exceed the gross proceeds from the offering received by the Holder.

          (iii)  Promptly after receipt by an indemnified party under this Section 6(h) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6(h), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6(h), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6(h).

          (iv)  If the indemnification provided for in this Section 6(h) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (v)   The foregoing indemnity agreements of the Company and the Holder are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          (vi)  The obligations of the Company and the Holder under this Section 6(h) shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

        (i)    Rule 144. With a view to making available to the Holder the benefits of certain rules of the SEC that may permit the sale of Shares not subject to the Repurchase Option to the public without registration, the Company hereby covenants and agrees so long as the Holder holds the Shares to use its best efforts to: (i) file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder necessary to permit sales pursuant to Rule 144 under the Securities Act, and the Company will take such further action to the extent required from time to time to enable the Holder to sell the Shares not subject to the Repurchase Option without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC and (ii) promptly furnish the Holder, upon request, a copy of all such reports and documents. Upon the written request of the Holder, the Company will deliver to the Holder a written statement as to whether the Company has complied with such requirements.

        Section 7:    Miscellaneous.

        (a)   Ownership, Voting Rights. This Agreement shall not affect in any way the ownership, voting rights or other rights of the Holder, except as specifically provided herein.

        (b)   Adjustment for Stock Splits. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the Effective Date.

        (c)   Notices. Notices required or permitted hereunder shall be given in person or by registered mail to the address of the Holder shown on the records of the Company, and to the Company at its principal executive office and shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

        (d)   Survival of Terms. This Agreement shall apply to and bind the Holder and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

        (e)   Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

        (f)    Entire Agreement. This Agreement and the Lease Termination Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein.

[Signature page follows]

        EXECUTED by the Holder and the Company as of the date first set forth above.

HOLDER:	WOODLANDS OFFICE EQUITIES-'95 LIMITED, a Texas limited partnership
	By:	The Woodlands Commercial Properties Company, L.P. a Texas limited partnership
		By:	The Woodlands Operating Company, L.P., a Texas limited partnership Its Authorized Agent
			By:	/s/ JOHN S. LANDRUM
			Name:	John S. Landrum
			Title:	Chief Investment Officer
COMPANY:	VALENTIS, INC., a Delaware corporation
	By:	/s/ BENJAMIN F. MCGRAW
	Name:	Benjamin F. McGraw
	Title:	Chairman, President and CEO

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